Exhibit 10.1

Execution Version

December [______], 2022

[______]

Re: Retention Award[; COBRA]

Dear [______]:

As you may know, Brigham Minerals, Inc., a Delaware corporation (the “Company”) and Brigham Minerals Holdings, LLC, a Delaware limited liability company and subsidiary of the Company, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated September 6, 2022, with Sitio Royalties Corp., a Delaware corporation (“Sitio Royalties”), Sitio Royalties Operating Partnership, LP, a Delaware limited partnership and subsidiary of Sitio Royalties (“Opco LP”), Snapper Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Sitio Royalties (“New Parent”), Snapper Merger Sub IV, Inc., a Delaware corporation and wholly owned subsidiary of New Parent, Snapper Merger Sub V, Inc., a Delaware corporation and wholly owned subsidiary of New Parent (“Sitio Merger Sub”), and Snapper Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Opco LP (collectively, “Sitio”). The closing (the “Closing”) of the merger contemplated by the Merger Agreement (the “Merger”) is expected to occur by the end of 2022. We consider your service and dedication essential to ensure the continued successful operation of the Company’s business through the Closing and to achieve a successful integration with Sitio, and we are pleased to offer you the opportunity to receive payment of a retention award that was authorized by the board of directors of the Company in connection with the Merger, as described in this letter agreement (this “Agreement”).

Retention Award. Your retention award is equal to $[______] (the “Retention Award”), less applicable taxes, withholdings and deductions, which, subject to the other terms and conditions set forth herein, will vest and be paid in full in connection with the Closing, subject to your continuous employment with the Company or its subsidiaries through the time that is immediately prior to the Closing. This Agreement and the amount of the Retention Award is confidential and should not be disclosed to any third party except: (i) your spouse (if applicable); (ii) your legal, tax, or financial advisors; or (iii) as required by applicable law.

[COBRA Subsidy. If you elect to continue coverage for you and your spouse and eligible dependents, if any, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time (“COBRA”), the Company (which, following the closing of the Merger, shall include Sitio) or its affiliate shall promptly reimburse you on a monthly basis for the amount, less applicable taxes, withholdings and deductions, equal to the difference between the amount you pay to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under the relevant group health plans (the “COBRA Subsidy”). Each payment of the COBRA Subsidy shall be paid to you on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which you submit to the Company documentation of the applicable premium payment having been paid by you, which documentation shall be submitted by you to the Company within thirty (30) days following the date on which the applicable premium payment is paid. You shall be eligible to receive such reimbursement payments until the earliest of: (i) 18 months; (ii) the date that you are no longer eligible to receive COBRA continuation coverage; and (iii) the date on which you begin to participate in a group health plan sponsored by another employer (and any such participation shall be promptly reported to the

Company by you); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain your sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the relevant group health plans are subject to the continuation coverage requirements under COBRA and the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any of its affiliates, then the Company and you shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to you without such adverse impact on the Company or its affiliates.]1

For the avoidance of doubt, payment of the Retention Award[ and your receipt of the COBRA Subsidy] are subject to and conditioned upon: (i) the occurrence of the Closing; (ii) your continued employment with the Company or its subsidiaries through the time that is immediately prior to the Closing; and (iii) within the time provided by the Company, your execution (and non-revocation during any time provided to do so) of a release of claims in a form acceptable to the Company (the “Release”), which Release shall release the Company, Sitio and their respective affiliates (collectively, the “Released Parties”) from any and all claims, including any and all causes of action arising out of your employment or affiliation with the Company and any other Released Party and, if applicable, the termination of such employment or affiliations.

Notwithstanding anything herein to the contrary, this Agreement and all rights hereunder shall automatically terminate and you shall forfeit any right to payment of the Retention Award[ and the COBRA Subsidy], if any of the following occur: (i) the Closing does not occur for any reason; (ii) you are no longer employed with the Company or its subsidiaries through the date of the Closing for any reason; or (iii) you fail to timely execute, or you execute and later revoke, the Release. Further notwithstanding anything herein to the contrary, the Company agrees to not terminate your employment prior to the Closing or December 31, 2022, whichever comes first, unless you materially violate a material policy of the Company or you repeatedly refuse to follow the lawful directives of the Company.

This Agreement contains all the understandings and representations between the Company and you relating to the Retention Award[ and the COBRA Subsidy] and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to the Retention Award[ and the COBRA Subsidy]. This Agreement may not be amended or modified unless in writing and signed by both parties.

This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be construed and administered in accordance with such intent.

This Agreement and all matters arising out of or relating to Agreement, whether sounding in contract, tort, or statute, will be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the conflict of laws.

Your employment remains at-will, meaning that either party may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice. Except as provided above, this Agreement does not supersede or replace any other compensation or employee benefit that you may be eligible to receive.

[1]	COBRA Subsidy included in agreements with Blake C. Williams and Kari A. Potts only.

Please review this Agreement carefully and, if you agree with all the terms and conditions as specified above, please sign below and return the countersigned Agreement to [______] (by .pdf e-mail attachment to [______]), on or before 5:00 p.m., Houston, Texas time, on December 23, 2022.

Regards,

By:
[______] [______]

Agreed and Accepted effective as of:

[______]

Date